Taubman Centers, Inc. 200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan 48304-2324	T 248.258.6800 www.taubman.com

CONTACT:
Karen Mac Donald                                                                                     Robert Perlmutter
Taubman, Director, Communications                                                      Davis Street Land Company
248-258-7469                                                                                                847-425-4021
kmacdonald@taubman.com                                                                      rperlmutter@dslandco.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN TO ACQUIRE DAVIS STREET ASSETS:  THE MALL AT GREEN HILLS AND THE GARDENS ON EL PASEO/EL PASEO VILLAGE

BLOOMFIELD HILLS, Mich., October 4, 2011 - - Taubman Centers, Inc. (NYSE:  TCO) announced an agreement to purchase  The Mall at Green Hills (Nashville, Tenn.) and The Gardens on El Paseo/El Paseo Village (Palm Desert, Calif.) from Davis Street Properties of Evanston, Ill.

“These high quality assets, which are dominant in their respective marketplaces, are an excellent strategic fit for our company,” said Robert S. Taubman, chairman, president and CEO of Taubman Centers.  “We are projecting their sales to exceed $700 per square foot on average in 2012.  The occupancy costs of these centers average below 10 percent – significantly less than the occupancy costs of our portfolio.   As a result, we believe there is an opportunity to substantially increase their Net Operating Income (NOI) over time.”

The purchase price for the properties is $560 million, excluding transaction costs.  The consideration consists of the assumption of approximately $206 million of debt, up to $80 million of partnership units in The Taubman Realty Group Limited Partnership (TRG) and the balance of approximately $274 million in installment notes.  The number of partnership units will be determined based on a value of $55 per unit.

The transaction has been approved by Taubman Centers’ Board of Directors.  It is subject to due diligence and is expected to close in the fourth quarter of 2011.

About The Mall at Green Hills

The Mall at Green Hills, originally constructed in 1955, is the dominant fashion shopping destination in Nashville.  It has been expanded and renovated many times over the years, including the most recent expansion which added a 149,000 square foot Nordstrom that opened September 16, 2011. The property has 887,000 square feet of total GLA and 375,000 mall tenant GLA and also is anchored by Dillard’s and Macy’s.  The center features many unique-to-the-market tenants including Nordstrom, its only store in Nashville.

-more-

Taubman to Acquire Davis Street Assets/2

About The Gardens on El Paseo/El Paseo Village

Comprised of two adjacent properties across the street from each other, this asset, anchored by Saks Fifth Avenue, operates as one open-air specialty center.  The center anchors El Paseo Avenue, which dominates the high-end retail for the entire Coachella Valley, a growing affluent market with significant tourism.  The Gardens on El Paseo was built in 1998 and El Paseo Village was completed in 2010.  Together the center includes 236,000 square feet of total GLA and 186,000 square feet of mall tenant GLA occupied by fashion-oriented shops.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 26 U.S. owned, leased and/or managed properties, the most productive in the industry, serve major markets from coast to coast. Taubman Centers, founded in 1950, is headquartered in Bloomfield Hills, Michigan and its Taubman Asia subsidiary is headquartered in Hong Kong.   For more information about Taubman, visit www.taubman.com.

References in this press release to “Taubman Centers,” “company” or “Taubman” mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities.  Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the continuing impacts of the U.S. recession and global credit environment, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry and closing, integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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